Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 2021, related to the consolidated financial statements of C3.ai, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended April 30, 2021.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 25, 2021